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                                                                     Exhibit 8.2



March 6, 2003



Cell Pathways, Inc.
702 Electronic Drive
Horsham, PA  19044

Re:      REGISTRATION STATEMENT ON FORM S-4


Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of February 7, 2003 (the "Agreement") by and among OSI Pharmaceuticals, Inc., a Delaware corporation ("Parent"), CP Merger Corporation, a Delaware corporation and wholly-owned direct subsidiary of Parent ("Merger Sub"), and Cell Pathways, Inc., a Delaware corporation (the "Company"), Merger Sub is to merge with and into the Company with the Company surviving (the "Merger"). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to Company in connection with the Merger and in that connection you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the "Documents"):

1.       The Agreement;

2. The registration statement of Parent on Form S-4 filed with the Securities and Exchange Commission on the date hereof with respect to the Parent Common Stock to be issued to the shareholders of the Company in connection with the Merger (the "Registration Statement") and the proxy statement/prospectus included in the Registration Statement (the "Proxy Statement/Prospectus");

3. The representations made to us by Parent in its letter to us dated March 6, 2003 (the "Parent Tax Certificate");
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Cell Pathways, Inc.
March 6, 2003
Page 2


4. The representations made to us by the Company in its letter to us dated March 6, 2003 (the "Company Tax Certificate"); and

5. Such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party's obligation to effect the Merger, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Merger will be effective under applicable state law.

Furthermore, as to certain facts material to our opinion, we have relied, with your permission and without independent investigation, upon the accuracy of statements and representations of officers of the Parent and the Company contained in the Parent Tax Certificate and the Company Tax Certificate and have assumed, with your permission and without independent investigation, that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

Based on the assumptions specified herein and on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all in effect as of today's date, and subject to the limitations and qualifications set forth herein, the opinions attributable to us in the discussion under the caption "Material United States Federal Income Tax Consequences of the Merger," in the Proxy Statement/Prospectus included in the Registration Statement filed in respect of the transactions contemplated in the Merger Agreement are our opinion with respect to the matters set forth herein.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today's date. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the
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Cell Pathways, Inc.
March 6, 2003
Page 3

authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of the Company and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned "Material United States Federal Income Tax Consequences of the Merger" and to the reference to us in the section captioned "Legal Matters" in the Proxy Statement/Prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP